TERRA NITROGEN COMPANY, L.P.
Exhibit 3.6

CERTIFICATE OF LIMITED PARTNERSHIP
OF
TERRA NITROGEN, LIMITED PARTNERSHIP
The following is a conformed copy of the Certificate of Limited Partnership of Terra Nitrogen, Limited Partnership (the “Partnership”), reflecting: (i) the Amended and Restated Certificate of Limited Partnership, filed with the Secretary of State of the State of Delaware on October 30, 1991, (ii) the Certificate of Amendment to the Certificate of Limited Partnership, filed with the Secretary of State of the State of Delaware on October 20, 1994, (iii) the Certificate of Amendment to the Certificate of Limited Partnership, filed with the Secretary of State of the State of Delaware on October 26, 2000 and (iv) the Certificate of Amendment to the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on September 6, 2005.
Article One
The name of the limited partnership formed and continued hereby is Terra Nitrogen, Limited Partnership.
Article Two
The address of the registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
Article Three
General Partner. The name and business address of the General Partner of the Partnership is Terra Nitrogen GP Inc., a Delaware corporation, Terra Centre, 600 Fourth Street, Sioux City, Iowa, 51102.